UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2014

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal	0-25165	14-1809721
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

302 Main Street, Catskill NY	12414
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 16, 2014, the Board of Directors of Greene County Bancorp, Inc. (the “Company”) announced that its Board of Directors has approved a regular quarterly cash dividend of $0.18 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.72 per share which represents a 2.9% increase from the previous annual cash dividend rate of $0.70 per share.  A press release announcing the details of the dividend declaration is filed as exhibit 99.1.

Greene County Bancorp, MHC (the “MHC”), the mutual holding company and majority stockholder of the Company and owner of 2,304,632 shares of the Company’s 4,213,757 total shares of common stock outstanding, has waived its right to receive the dividends on its shares.  Accordingly, the dividend is expected to be paid only on the 1,909,125 shares of common stock owned by minority stockholders of the Company.

The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia, to waive its receipt of dividends for the quarters ending March 31, 2014; June 30, 2014; September 30, 2014 and December 31, 2014.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99	Press release dated July 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENECOUNTY BANCORP, INC.

DATE: July 16, 2014	By:	/s/ Donald E. Gibson
Donald E. Gibson
President & Chief Executive Officer